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Pricing Supplement dated NOVEMBER 28, 2001                        Rule 424(b)(3)
(To Prospectus dated December 21, 1999 and                    File No. 333-90457
Prospectus Supplement dated January 7, 2000)


                       NATIONAL CONSUMER COOPERATIVE BANK
                                Medium-Term Notes
                Due from 9 Months to 30 Years from Date of Issue
                                  Floating Rate


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Principal Amount: $10,000,000                                     Initial Interest Rate: 3 MO. LIBOR + 2.05%

Agent's Discount or Commission: $25,000 (.25%)                    Original Issue Date: NOVEMBER 30, 2001

Net Proceeds to Issuer: $9,975,000                                Stated Maturity Date: JANUARY 7, 2004


CUSIP: 63554EAM9
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Calculation Agent: BANC ONE

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Interest Rate Basis or Bases:
      / / CD Rate                       / / Prime Rate    / / Federal Funds Rate
      / / Commercial Paper Rate         /X/ LIBOR         / / Treasury Rate
      / / Other (see attached)          / / CMT Rate

If LIBOR:
      / / LIBOR Reuters
            Page:
      /X/ LIBOR TELERATE
            PAGE: 3750
      Designated LIBOR Currency:

If CMT Rate:

      Designated CMT Telerate Page:
          If Telerate Page 7052:
            / / Weekly Average
            / / Monthly Average
      Designated CMT Maturity Index:


Initial Interest Reset Date: NOVEMBER 30, 2001            Spread (+/-): + 2.05%
Interest Reset Dates: 7TH OF  JAN, APR, JULY & OCT        Spread Multiplier:
Interest Reset Period: QUARTERLY                          Maximum Interest Rate:
Interest Payment Period: QUARTERLY                        Minimum Interest Rate:
Interest Payment Dates:
     / / May 1 and November 1
     /X/ other: 7TH OF  JAN, APR, JULY & OCT
Regular Record Date(s)
(If other than April 15 and October 15):
CLOSE OF BUSINESS 1 NY BUSINESS DAY PRIOR TO THE PAYMENT DATE

Index Maturity:
Calculation Agent:
Exchange Rate Agent:
Day Count Convention:
      /X/ ACTUAL/360 FOR THE PERIOD FROM 11/30/01 TO 01/07/04
      / / Actual/Actual for the period from _______ to _______
      / / 30/360 for the period from _______ to _______

Redemption:
      /X/ The Notes cannot be redeemed prior to the Stated Maturity Date. / / The Notes can be redeemed prior to Stated Maturity Date.
          Initial Redemption Date:
          Initial Redemption Percentage:  ____%
          Annual Redemption Percentage Reduction ____% until Redemption Percentage is 100% of the Principal Amount.

Repayment:
      /X/ The Notes cannot be repaid prior to the Stated Maturity Date. / / The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.



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      / / Optional Repayment Date(s):

Currency:
      Specified Currency: ___________________ (if other than U.S. dollars, see attached)
      Minimum Denominations: ______________ (applicable only if Specified Currency is other than U.S. dollars)

Authorized Denomination
(If other than $1,000 and integral multiples thereof):

Original Issue Discount: / / Yes        /X/ No
      Issue Price:     %:

Agent:
      / / Credit Suisse First Boston Corporation.
      / / Banc of America Securities LLC
      / / Banc One Capital Markets, Inc.
      / / SPP Capital Partners, LLC
      /X/ Other: WACHOVIA SECURITIES

"First Union Securities, Inc. ("FUSI"), a subsidiary of Wachovia Corporation, conducts its investment banking, institutional, and capital markets businesses under the trade name of Wachovia Securities. Any references to "Wachovia Securities" in this Prospectus, however, do not include Wachovia Securities, Inc., a separate broker-dealer subsidiary of Wachovia Corporation and sister affiliate of FUSI which may or may not be participating as a separate selling dealer in the distribution of the Securities."

Agent acting in the capacity as indicated below:
      / / Agent      /X/ Principal

If as Principal:
      / / The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
      /X/ The Notes are being offered at a fixed initial public offering price of 100% of the Principal Amount.

If as Agent:
      The Notes are being offered at a fixed initial public offering price of ____% of the Principal Amount.

Other provisions:

                TERMS ARE NOT COMPLETED FOR CERTAIN ITEMS ABOVE
                     BECAUSE SUCH ITEMS ARE NOT APPLICABLE.